UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2009

(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 333-116843

Delaware	47-0938234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Old Deerfield Road Highland Park, Illinois	60035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847/831-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01             Regulation FD Disclosure.

On June 22, 2009, the registrant, Solo Cup Company (the “Company”, or “we”), disclosed the following information in connection with the Company’s previously announced proposed refinancing.

“During the second quarter of 2009, we are experiencing an improving business climate compared to the first quarter of 2009. We believe these improvements are due to stabilization of customer de-stocking activity, seasonal demand increases, increased sales of new products, sales to new customers and the sale of additional items to existing customers.  With respect to expenses, we also continue to identify and implement throughput improvements and cost savings projects in our operating facilities and supply chain, while carefully managing other support costs. Supporting these efforts, in June 2009, we completed the closure of our Highland Park, Illinois manufacturing facility. In addition, net debt decreased by approximately $28 million for the eight-week period ending May 24, 2009, primarily as a result of a significant reduction in both the quantity and cost of inventory.

With respect to the second quarter of 2009, management currently believes that net sales will be approximately 20% to 30% lower than the second quarter of 2008. In addition, we believe that gross margin in the second quarter of 2009 is expected to be in the low-to-mid teens.

On the product front, we launched our media campaign behind Bare™ by Solo®, including television advertising, product placement and trade promotions. We also began to ship our Reveal™ line of polypropylene cups.

Our second quarter of 2009 has not yet concluded.  Our expectations for the full second quarter of 2009 discussed above are estimates only and actual results for the second quarter of 2009 may materially differ from our current estimates.”

A reconciliation of long-term debt, including current maturities, to net debt is provided below:

	March 29, 2009	May 24, 2009
	(unaudited, in millions)

Long-term debt, including current maturities (GAAP measure)	$697	$665
Less: Cash and cash equivalents	47	43
Net debt (Non-GAAP measure)	$650	$622

The presentation above includes net debt, a non-GAAP financial measure.  Net debt is not a measure of our financial position under GAAP and should not be considered an alternative to long-term debt, including current maturities, or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity.  Net debt consists of total long-term debt, including current maturities, less cash and cash equivalents. The Company presents net debt because it believes it is an important supplemental measure of our financial position. We believe that securities analysts, investors and others use this or comparable measures to assess a company’s debt capacity and to calculate credit statistics used to assess financial risks of a company’s securities.

The information contained in this Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. The furnishing of the information in this Form 8-K is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements concerning the Company’s projected net sales and gross margin and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, our ability to refinance and access credit markets, the impact of our debt on our cash flow and operating flexibility, the effect of the continuing economic downturn, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and in our other filings made from time to time with the Securities and Exchange Commission (SEC). The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

	By:	/s/ Robert D. Koney, Jr.
Robert D. Koney, Jr.
Chief Financial Officer

Date: June 22, 2009